Exhibit 1

Voting Agreement

This Voting Agreement (this “Agreement”) is dated as of January 28, 2007, by and among Edge Acquisition Corporation, a Delaware corporation (“Acquisition Corp.”), Edge Acquisition, LLC, a Delaware limited liability company (“Parent”, and together with Acquisition Corp., the “Purchaser Parties”), and the Persons executing this Agreement as “Stockholders” on the signature page hereto (each a “Stockholder” and collectively the “Stockholders”).

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, the Purchaser Parties and Educate, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger (without giving effect to any amendment, supplement or modification not approved by the Stockholders) (the “Merger Agreement”), which provides, among other things, for the merger of Acquisition Corp. with and into the Company, upon the terms and subject to the conditions set forth therein (the “Merger”);

WHEREAS, each Stockholder is the record or Beneficial Owner of that number of Shares set forth next to such  Stockholder’s name on Schedule A hereto, and (except as otherwise set forth on Schedule A hereto) has the sole right to vote and dispose of such Shares; and

WHEREAS, as an inducement to the Purchaser Parties entering into the Merger Agreement and incurring the obligations therein, the Purchaser Parties have required that each Stockholder enter into this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

I.  CERTAIN DEFINITIONS

Section 1.1             Capitalized Terms.  Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

Section 1.2             Other Definitions.  For the purposes of this Agreement:

(a)           “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

(b)           “Expiration Time” has the meaning set forth in Section 2.1.

(c)           “Legal Actions” means any claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or investigations.

(d)           “Owned Shares” has the meaning set forth in Section 2.1.

(e)           “Permits” means all authorizations, licenses, consents, certificates, registrations, approvals, orders and other permits of any Governmental Entity.

(f)            “Representative” means, with respect to any particular Person, any director, officer, employee, agent or other representative of such Person, including any consultant, accountant, legal counsel or investment banker.

(g)           “Shares” has the meaning ascribed thereto in the Merger Agreement, and will also include for purposes of this Agreement all shares or other voting securities into which Shares may be reclassified, sub-divided, consolidated or converted during the term of this Agreement and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the Shares during the term of this Agreement and which are entitled to vote in respect of the matters contemplated by Article II; provided, that nothing herein shall be construed to give the Purchaser Parties any rights under that certain Nominating Agreement, dated as of July 25, 2004, by and among the Company, Apollo Sylvan, LLC, a Delaware limited liability company, and Apollo Sylvan II, LLC, a Delaware limited liability company.

(h)           “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of such security or the Beneficial Ownership thereof (including by operation of Law), or the entry into any Contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security, the granting of any proxy with respect to such security, depositing such security into a voting trust or entering into a voting agreement with respect to such security.

II.  AGREEMENT TO VOTE

Section 2.1             Agreement to Vote.  Subject to the terms and conditions hereof, such Stockholder irrevocably and unconditionally agrees that from and after the date hereof and until the earliest to occur of (i) the Effective Time; and (ii) the termination of this Agreement (such earliest occurrence being the “Expiration Time”), at any meeting (whether annual or special, and at each adjourned or postponed meeting) of the Company’s stockholders, however called, or in any other circumstances (including any action sought by written consent (provided that nothing contained herein shall require the Company or the Stockholders to seek a written consent)) upon which a vote or other consent or approval is sought relating to any of the matters set forth in clause (z) below (any such meeting or other circumstance, a “Stockholder’s Meeting”), such Stockholder will (y) appear, unless otherwise expressly consented to in writing by the Purchaser Parties, in their sole and absolute discretion, at such a meeting, or at such Stockholder’s option otherwise cause its Owned Shares to be counted as present there at, for purposes of calculating a quorum and respond to any other request by the Company for written consent, if any, and (z) vote, or cause to be voted (including by written consent, if applicable) all of the Shares Beneficially Owned by such Stockholder and over which such Stockholder has voting control as of the relevant time (collectively, the “Owned Shares”) (A) in favor of the adoption of the Merger Agreement (whether or not recommended by the Company Board or any committee thereof) and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of the approval of any other matter to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Merger Agreement, including the Merger but excluding the Asset Sales, (C) against any Takeover Proposal or any transaction contemplated by such Takeover Proposal, and (D) against any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VI of the Merger Agreement not being fulfilled.

Section 2.2             Additional Shares.  Each Stockholder hereby agrees, while this Agreement is in effect, promptly to notify the Purchaser Parties of the number of any new Shares or Stock Options with respect to which Beneficial Ownership and voting control is acquired by such Stockholder, if any, after the date hereof and before the Expiration Time.  Any such Shares shall automatically become subject to the terms of this Agreement as Owned Shares as though owned by such Stockholder as of the date hereof.

Section 2.3             Restrictions on Transfer, Etc.  Except as expressly provided for herein, or in the Merger Agreement, each Stockholder agrees, from the date hereof until the Expiration Time, not to (i) directly or indirectly Transfer any Owned Shares or Stock Options; (ii) tender any Owned Shares or Stock Options into any tender or exchange offer or otherwise; or (iii) otherwise restrict the ability of such Stockholder freely to exercise all voting rights with respect thereto.  Any action attempted to be taken in violation of the preceding sentence will be null and void.  Each Stockholder acknowledges and agrees that the intent of the foregoing sentences is to ensure that Parent retains the right under Section 2.4 to vote the Owned Shares and Stock Options in accordance with the terms of Section 2.4.  Notwithstanding the foregoing, each Stockholder may make Transfers of Owned Shares for estate planning or similar purposes or to such Stockholder’s Affiliates, stockholders, members or partners so long as such Stockholder retains control over the voting and disposition of such Owned Shares and agrees in writing prior to such Transfer to continue to vote such Owned Shares in accordance with this Agreement.  Each Stockholder further agrees to authorize, and hereby authorizes, the Purchaser Parties and the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Owned Shares and that this Agreement places limits on the transfer of the Owned Shares.

Section 2.4             Proxy.  Each Stockholder hereby revokes any and all previous proxies granted with respect to its Owned Shares.  By entering into this Agreement, each Stockholder hereby grants a proxy appointing Parent, with full power of substitution, as such Stockholder’s attorney-in-fact and proxy, for and in such Stockholder’s name, to be counted as present and to vote (including by written consent, if applicable) or otherwise to act on behalf of the Stockholder with respect to its Owned Shares solely with respect to the matters set forth in, and in the manner contemplated by, Section 2.1 as such proxy or its substitutes shall, in Parent’s sole and absolute discretion, deem proper with respect to such Owned Shares.  The proxy granted by each Stockholder pursuant to this Section 2.4 is, subject to the penultimate sentence of this Section 2.4, irrevocable and is coupled with an interest, in accordance with Section 212(e) of the Delaware General Corporation Law and is granted in order to secure such Stockholder’s performance under this Agreement and also in consideration of the Purchaser Parties entering into this Agreement and the Merger Agreement.  If any Stockholder fails for any reason to be counted as present or to vote (including by written consent, if applicable) such Stockholder’s Owned Shares in accordance with the requirements of Section 2.1 above, then the Parent shall have the right to cause to be present or vote such Stockholder’s Owned Shares in accordance with the provisions of Section 2.1. The proxy granted by each Stockholder shall be automatically revoked upon termination of this Agreement in accordance with its terms.  Each Stockholder agrees, from the date hereof until the Expiration Time, not to attempt to revoke, frustrate the exercise of, or challenge the validity of, the irrevocable proxy granted pursuant to this Section 2.4.

III.  REPRESENTATIONS AND WARRANTIES

Section 3.1                                      Representations and Warranties of Stockholders. Each Stockholder, severally and not jointly, represents and warrants to the Purchaser Parties as of the date of this Agreement and at all times during the term of this Agreement, as follows:

(a)                                  Such Stockholder has the requisite capacity and authority to execute and deliver this Agreement and to fulfill and perform such Stockholder’s obligations hereunder.  This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder enforceable by the Purchaser Parties against such Stockholder in accordance with its terms.

(b)                                 The number of Shares of Company Common Stock constituting Owned Shares of such Stockholder as of the date hereof, and the number of votes which the holder of such Shares shall be entitled to cast in respect of any matter as to which holders of Shares are entitled to cast votes, are set forth next to such Stockholder’s name on Schedule A of this Agreement.  Such Stockholder is the record and Beneficial Owner of, and has good, valid and marketable title, free and clear of any Liens (other than those arising under this Agreement) to, the Owned Shares, and, except as provided in this Agreement, has the power to dispose of and vote all of such Stockholder’s Owned Shares without the consent or approval of, or any other action on the part of, any other Person, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to, such Stockholder’s Owned Shares.  The Owned Shares set forth next to such Stockholder’s name on Schedule A hereto constitute all of the capital stock of the Company that is Beneficially Owned by such Stockholder as of the date hereof, and, except for such Stockholder’s Owned Shares and the Owned Shares owned by the other Stockholders who are parties to this Agreement, such Stockholder and such Stockholder’s Affiliates do not Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Shares or any securities convertible into Shares (including Stock Options).

(c)           Other than the filing by a Stockholder of any reports with the SEC required by Sections 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this Agreement by a Stockholder, the consummation by a Stockholder of the actions contemplated hereby or compliance by a Stockholder with any of the provisions hereof (i) requires any consent or other Permit of, or filing with or notification to, any Governmental Entity or any other Person by such Stockholder, (ii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of, any organizational document or material Contract to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets (including such Stockholder’s Owned Shares) may be bound, (iii) violates any Order or Law applicable to such Stockholder or any of such Stockholder’s properties or assets (including such Stockholder’s Owned Shares), or (iv) results in a Lien upon any of such Stockholder’s properties or assets (including such Stockholder’s Owned Shares).

IV.  ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Section 4.1             Waiver of Appraisal Rights.  Each Stockholder hereby waives any rights of appraisal (including, without limitation, under Section 262 of the Delaware General Corporation Law) or rights of dissent from the Merger that such Stockholder may have.

Section 4.2             Disclosure.  Each Stockholder, severally and not jointly, hereby authorizes the Purchaser Parties and the Company to publish and disclose in any announcement or disclosure required by the SEC or other Governmental Entity such Stockholder’s identity and ownership of the Owned Shares and the nature of such Stockholder’s obligation under this Agreement.

Section 4.3             Non-Interference; Further Assurances.  Each Stockholder agrees that, prior to the termination of this Agreement, such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein materially untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement. Each Stockholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by the Purchaser Parties to confirm and assure the rights and obligations set forth in this Agreement or to consummate the actions contemplated by this Agreement.

Section 4.4             No Solicitation.  Prior to the termination of this Agreement, subject to Section 6.18, each Stockholder agrees that it shall not, and shall direct its Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by way of providing non-public information) or facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal, (ii) engage or participate in any discussions or negotiations concerning, or provide or cause to be provided, or disclose any non-public information or data relating to the Company or any of its Subsidiaries, in connection with, or have any discussions with any person relating to, an actual or proposed Takeover Proposal, or otherwise encourage or facilitate any effort or attempt to make or implement a Takeover Proposal, (iii) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement or arrangement relating to a Takeover Proposal, or (iv) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement.  If, prior to the Expiration Time, a Stockholder receives a proposal with respect to the sale of Shares in connection with an Takeover Proposal, then such Stockholder shall promptly advise the Purchaser Parties of (i) any Takeover Proposal or indication or inquiry with respect to or that would reasonably be expected to lead to any Takeover Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal, and (iii) any inquiry or request for discussions or negotiations regarding an Takeover Proposal, including in each case the identity of the person making any such Takeover Proposal or indication or inquiry and the material terms of any such Takeover Proposal or indication or inquiry (including copies of any document or correspondence evidencing such Takeover Proposal or inquiry), including any modification or change to the proposed consideration or any material other modifications thereto.  Notwithstanding the foregoing, Stockholders are permitted solely to engage in discussions or negotiations with any Person or group of related Persons or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to any Person or group of related Persons that has made a Takeover Proposal if, and only during such time as and only to the extent that the Company is permitted under the Merger Agreement to engage in discussions or negotiations with such Person or group of related Persons and provided that the Company is in compliance with Section 5.3 of the Merger Agreement.  For the avoidance of doubt, the fact that the Company Board (or any committee thereof) shall determine that a Takeover Proposal is a Superior Proposal shall in no way affect or limit the obligations of any of the Stockholders under this Agreement, including Section 2.1 and this Section 4.4 (unless and until the Company terminates the Merger Agreement in accordance with Section 7.4(b) of the Merger Agreement).

V.  TERMINATION

Section 5.1             Termination.  This Agreement shall terminate without further action (a) upon termination of the Merger Agreement, (b) with the written consent of the parties hereto, (e) at the Effective Time, or (d) if the Merger Agreement is amended in any manner that is adverse to the Stockholders, including to reduce the consideration payable to the Stockholders.

Section 5.2             Effect of Termination.  Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of Section 5.1, this Section 5.2 and Article VI, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement prior to the time of termination.

VI.  GENERAL

Section 6.1             Notices.  Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile, to the address and facsimile number set forth below such Stockholder’s or Purchaser Party’s name on the signature page hereto, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.  Each such communication, if to a Stockholder, will be effective (A) if delivered by hand or overnight courier service, when such delivery is made at the address specified in this Section 6.1, or (B) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6.1 and appropriate confirmation is received.

Section 6.2             Parties in Interest.  Other than with respect to the parties to this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.3             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another state otherwise to govern this Agreement.

Section 6.4             Severability.  The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this

Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 6.5             Assignment.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto, in whole or part (whether by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempt to do so shall be null and void, except that each of the Purchaser Parties may assign its rights under this Agreement to any Affiliate of such Purchaser Party to which such Purchaser Party assigns its rights and obligations under the Merger Agreement in accordance with Section 8.12 of the Merger Agreement.

Section 6.6             Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, including without limitation in the case of each Stockholder, any trustee, executor, heir, legatee or personal representative succeeding to the ownership of (or power to vote) such Stockholder’s Shares or other securities subject to this Agreement (including as a result of the death, disability or incapacity of such Stockholder).

Section 6.7             Interpretation.  The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.  All references in this Agreement to Articles and Sections refer to Articles and Sections of this Agreement unless the context requires otherwise.  The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.”  The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” shall be inclusive and not exclusive unless the context requires otherwise.  References herein to federal, state, local or other applicable Laws refer to the laws of the United States.  All references in this Agreement to any particular Law will be deemed to refer also to (i) any rules and regulations promulgated under that Law and (ii) any comparable Law of any other jurisdiction addressing the same subject matter and any rules and regulations promulgated under such comparable Law. References to a Person also refer to its predecessors and successors and permitted assigns.

Section 6.8             Amendments.  This Agreement may not be amended except by the express written agreement signed by all of the parties to this Agreement.

Section 6.9             Extension; Waiver.  At any time prior to the Effective Time, the Purchaser Parties, on the one hand, and the Stockholders, on the other hand, may (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (iii) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 6.10           Fees and Expenses.  Except as expressly provided in this Agreement or the Merger Agreement, each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and legal counsel) in connection with the entry into of this Agreement and the consummation of the actions contemplated hereby.

Section 6.11           Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

Section 6.12           No Strict Construction.  The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

Section 6.13           Remedies Cumulative.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 6.14           Counterparts; Effectiveness.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement.  This Agreement will become effective and binding upon each Stockholder when executed by such Stockholder and the Purchaser Parties.  In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

Section 6.15           Specific Performance.  The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article V the parties to this Agreement will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, in each case with the necessity of posting bond or other security or showing actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.16           Submission to Jurisdiction.  Each of the parties hereto irrevocably agrees that any Legal Action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the state or federal courts for the State of Delaware.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the actions contemplated by this Agreement in any court or tribunal other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 6.16, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.

Section 6.17           Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation, controversy or other Legal Action directly or indirectly arising out of or relating to this Agreement or the actions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.17.

Section 6.18           Action in Stockholder Capacity Only.  The parties acknowledge that this Agreement is entered into by each Stockholder in such Stockholder’s capacity as the Beneficial Owner of such Stockholder’s Owned Shares and nothing in this Agreement restricts or limits any action taken by such Stockholder solely in its capacity as a director or officer of the Company (but not on its own behalf as a stockholder) and the taking of any actions (or failure to act) solely in its capacity as an officer or director of the Company will not be deemed to constitute a breach of this Agreement.

Section 6.19           Additional Stockholders.  Additional Stockholders shall become a party to this Agreement upon their execution of this Agreement.  Any such additional Stockholders who become parties to this Agreement shall not affect the rights and obligations of any other party hereto.

[Remainder of Page Intentionally Left Blank.

Signature Pages Follow.]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

PURCHASER PARTIES:

Edge Acquisition, LLC

By:	/s/ Steven M. Taslitz
Name:	Steven M. Taslitz
Title:	President
Address:	Edge Acquisition, LLC
c/o Sterling Capital Partners, LLC
1033 Skokie Boulevard, Suite 600
Northbrook, Illinois 60062
Facsimile:	(847) 480-0199

Edge Acquisition Corporation

By:	/s/ Steven M. Taslitz
Name:	Steven M. Taslitz
Title:	President
Address:	Edge Acquisition Corporation
c/o Sterling Capital Partners, LLC
1033 Skokie Boulevard, Suite 600
Northbrook, Illinois 60062
Facsimile:	(847) 480-0199

STOCKHOLDERS:

Apollo Sylvan, LLC

By:	/s/ Aaron Stone
Name:	Aaron Stone
Title:	Vice President
Address:	Apollo Sylvan, LLC
Two Manhattanville Road
Purchase, New York 10577
Facsimile:

Apollo Sylvan II, LLC

By:	/s/ Aaron Stone
Name:	Aaron Stone
Title:	Vice President
Address:	Apollo Sylvan II, LLC
Two Manhattanville Road
Purchase, New York 10577
Facsimile:

SCHEDULE A

BENEFICIAL OWNERSHIP OF SHARES AND COMPANY COMMON STOCK

Apollo Sylvan, LLC                                       21,400,134

Apollo Sylvan II, LLC                            1,188,144